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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
B&G Foods, Inc.:

        We consent to the use of our reports dated March 2, 2016, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of January 2, 2016 and January 3, 2015 and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the fiscal years ended January 2, 2016, January 3, 2015 and December 28, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2016, which reports appear in the January 2, 2016 annual report on Form 10-K of B&G Foods, Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated March 2, 2016, on the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, Green Giant's internal control over financial reporting representing 33.0% of total assets and 11.0% of net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended January 2, 2016. Our audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Green Giant business.

/s/ KPMG LLP

Short Hills, New Jersey
August 8, 2016

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm